UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 6, 2016

EPIZYME, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35945	26-1349956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Technology Square, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 229-5872

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 6, 2016, the Company announced that Matthew E. Ros had been appointed as Chief Operating Officer of Epizyme, Inc. (the “Company”), effective as of May 16, 2016.

Prior to accepting this position with the Company, from September 2010 to May 2016, Mr. Ros, 49, served in increasing levels of responsibility at Sanofi, a multinational pharmaceutical company, most recently as Chief Operating Officer/Global Head of the oncology business unit from December 2014 to May 2016. Prior to that role, Mr. Ros served in the Rare Disease business of Genzyme, a Sanofi company, where he served as Vice President and Franchise head of its Pompe Disease unit from September 2012 to December 2014. From October 2007 to June 2010, Mr. Ros served at ARIAD Pharmaceuticals, Inc., a global oncology company, most recently as Senior Vice President, Commercial Operations. He started his pharmaceutical career in Bristol-Myers Squibb’s Oncology Division, serving in roles with increasing responsibility from 1990-2007. He received a B.S. from the State University of New York, College at Plattsburgh and completed the Executive Education Program in Finance and Accounting for the Non-Financial Manager at Wharton School of the University of Pennsylvania.

Mr. Ros has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Ros and any other person pursuant to which he was elected as an officer of the Company.

Mr. Ros has entered into an employment offer letter with the Company. Under the letter, Mr. Ros’s annual base salary is $380,000 and his annual target bonus opportunity will be 40% of his annual base salary. Additionally, Mr. Ros will receive a one-time signing bonus of $65,000.

On May 16, 2016, the date Mr. Ros commences employment with the Company, Mr. Ros will be granted stock options to purchase 173,438 shares of common stock of the Company. This equity award vests as to 25% of the underlying shares on the first anniversary of his employment date and as to an additional 2.0833% of the shares at the end of each successive month following the first anniversary of his employment commencement date until the fourth anniversary of such date. The stock options will have an exercise price per share equal to the closing market price of the Company’s common stock on May 16, 2016.

Under the Company’s Executive Severance and Change in Control Plan (the “Severance Plan”), if the Company terminates Mr. Ros’s employment without cause (as defined in the Severance Plan), prior to or more than twelve months following a change in control (as defined in the Severance Plan), he will be entitled to receive his monthly base salary and medical benefits for nine months following the date of such termination or, if the Company terminates Mr. Ros’s employment without cause or he terminates his employment for good reason (as defined in the Severance Plan) within twelve months following a change in control, he will be entitled to receive his monthly base salary and medical benefits for twelve months following the date of such termination and 100% of his target bonus, in either case subject to Mr. Ros signing a severance agreement and release of claims.

The foregoing descriptions of Mr. Ros’s employment offer letter and the Severance Plan do not purport to be complete and are qualified in their entirety by reference to the employment offer letter, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference, and the Severance Plan, a copy of which was filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2016 and is incorporated herein by reference.

Also in connection with Mr. Ros’s appointment as an officer of the Company, Mr. Ros will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.16 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333- 187982) filed with the SEC on April 26, 2013 and is incorporated herein by reference. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Ros for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our officers.

On May 6, 2016, the Company issued a press release relating to Mr. Ros’s appointment as the Company’s Chief Operating Officer. A copy is furnished herewith.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Offer Letter between the Company and Matthew E. Ros, dated April 15, 2016

99.1	Press release issued by the Company on May 6, 2016*

*	The exhibit shall be deemed to be furnished, and not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIZYME, INC.

Date: May 6, 2016	By:	/s/ Robert B. Bazemore

Robert B. Bazemore President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Employment Offer Letter between the Company and Matthew E. Ros, dated April 15, 2016

99.1	Press release issued by the Company on May 6, 2016*

*	The exhibit shall be deemed to be furnished and not filed.